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                                                                     Exhibit 3.4


                              ARTICLES OF AMENDMENT

                                     OF THE

                            ARTICLES OF INCORPORATION

                                       OF

                     ALTERNATIVE CONSTRUCTION COMPANY, INC.

1. These Articles of Amendment amend the Articles of Incorporation of Alternative Construction Company, Inc., (the "Company"), as amended and as filed with the Secretary of State of the State of Florida on 10th day of January, 2005. These Articles of Amendment were adopted by the Board of Directors of the Company, pursuant to unanimous written consent of the directors of the Company on December 15, 2004, pursuant to Article IV.B. of the Articles of Incorporation, as amended, and in accordance with Section 607.0602 of the Florida Business Corporation Act.

2. These Articles of Amendment were adopted by the Board of Directors of the Company without shareholder approval, and no shareholder action or approval was required.

3. The Articles of Incorporation, as amended, are hereby amended by adding a new section under "Article IV - CAPITALIZATION" and immediately following Section C of Article IV, with the respective section and title of "D. Series A Convertible Preferred Stock," to read as follows:

D. Series A CONVERTIBLE PREFERRED STOCK.

A. Designation of Rights, Preferences and Limitations of Series A Convertible Preferred Stock. The Series A Convertible Preferred Stock shall have the relative powers, preferences and rights, and qualifications, limitations and restrictions thereof, as follows.

     1. Series and Number of Shares Designated. One million, five hundred thousand (1,500,000) shares of Preferred Stock, par value $.000l per share, shall be designated and known as Series A Convertible Preferred Stock (the "Series A Preferred"). The relative rights, preferences, privileges and restrictions granted to or imposed upon the Series A Preferred and the holders thereof are set forth hereafter.

     2. Dividends. Except as otherwise provided by law, the Series A Preferred shall not be entitled to any dividends.

     3.   Liquidation Preference.

          (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series A Preferred shall be entitled to receive, subject to the prior preferences and rights of Senior Stock (defined below) and before any payment shall be made in respect of the Corporation's common stock, no par value per share (the "Common Stock") or other Junior Stock (defined below), by reason of their ownership thereof, an amount equal to $1.00 per share (as adjusted for any stock dividends,

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combinations or splits with respect to such shares), for each share of Series A
Preferred then held by them. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then, following the payment to the holders of any Senior Stock of the full amounts to which they are entitled, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred in proportion to the preferential amount each such holder is otherwise entitled to receive. "Senior Stock" shall mean, for purposes of this Section 3, any class or series of stock of the Corporation ranking senior to the Series A Preferred in respect of the right to receive assets upon the liquidation, dissolution or winding up of the affairs of the Corporation. "Junior Stock" shall mean, for purposes of this
Section 3, the Common Stock and any other class or series of stock of the Corporation not entitled to receive any assets upon the liquidation, dissolution or winding up of the affairs of the Corporation until the Series A Preferred shall have received the entire amount to which such stock is entitled upon such liquidation, dissolution or winding up.

          (b) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, and subject to the payment in full of the liquidation preference with respect to the Senior Stock and Series A Preferred as provided in subparagraph (a) above, the entire remaining assets and funds of the corporation legally available for distribution, if any, shall be distributed ratably among the holders of Common Stock and other Junior Stock.

          (c) A consolidation or merger of the Corporation with or into any other corporation or corporations pursuant to which the stockholders of the corporation prior to the merger or similar transaction shall own less than fifty percent (50%) of the voting securities of the surviving corporation, (ii) a sale, conveyance or disposition of all or substantially all of the assets of this Corporation, or (iii) the effectuation by the Corporation of a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of (other than the sale of Preferred Stock), shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 3 and shall entitle the holders of Senior Stock, Series A Preferred and Junior Stock to receive at the closing in cash, securities or other property (valued as provided in Subsection 3(d) below) amounts as specified in Subsections 3(a) and 3(b) above.

          (d) Whenever the distribution provided for in this Section 3 shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or other property as determined in good faith by the Board of Directors, and with respect to the gross amounts of their distributions, the holders of Series A Preferred shall participate ratably in the distribution of such securities or other property.

          (e) The Corporation shall give each holder of record of Series A Preferred written notice of any impending event designated in Subsection 3(c) above not later than twenty (20) days prior to the stockholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the notice provided for herein; provided, however, that such period may be shortened upon the written consent of the

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holders of Series A Preferred who are entitled to such notice rights or similar notice rights and who represent at least a majority of the voting power of all then outstanding shares of such Series A Preferred.

     4.   Voting.

          (a) Except as otherwise expressly provided herein or as required by law, the holder of each share of Series A Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Series A Preferred could then be converted, and with respect to such, shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock (except as otherwise expressly provided herein or as required by law), voting together with the Common Stock as a single class, and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation.

          (b) The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

     5. Conversion. The holders of Series A Preferred shall have conversion rights as follows:

          (a) Automatic Conversion. Each share of Series A Preferred shall automatically be converted into shares of Common Stock, on a one-for-one basis, upon the earlier of (i) the effectiveness of the sale of the Corporation's Common Stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended (the "Securities Act"), other than a registration relating solely to a transaction under Rule 145 under the Securities Act (or any successor thereto) or to an employee benefit plan of the Corporation, with aggregate proceeds to the Corporation and/or any selling stockholders (prior to deduction of underwriter commissions and offering expenses) of at least $20,000,000, (ii) a sale of all or substantially all the assets of the Corporation, or (iii) the event whereby the average closing price per share of Common Stock of the Company, as reported by such over-the-counter market, interdealer quotation service or exchange on which shares of Common Stock of the Company are primarily traded (if any), equals or is greater than $10.00 per share, for thirty (30) consecutive trading days.

          (b) Voluntary Conversion. Subject to and upon compliance with the provisions of this Section 5, the holder of any shares of Series A Preferred shall have the right at such holder's option, at any time or from time to time, to convert any of such shares of Series A Preferred into fully paid and nonassessable shares of Common Stock, and each share of Series A Preferred will be convertible into shares of Common Stock on a one-for-one basis.

          (c) Mechanics of Conversion. Before any holder of Series A Preferred shall be entitled to convert the same into shares of Common Stock, he, she or it shall surrender the certificate or certificates thereof, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that he, she or it elects to convert the same and shall state therein the name or names in which he, she

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or it wishes the certificate or certificates for shares of Common Stock to be issued; provided, however, that in the event of an automatic conversion pursuant to Section 5(a), the outstanding shares of Series A Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent. The Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A Preferred are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the corporation to indemnify the corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable after delivery of such certificate, or such agreement of indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Series A Preferred a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made on the date of closing of the automatic conversion event referred to in Section 5(a), and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

          (d) No Impairment. The Corporation will not, by amendment of this designation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this designation and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred against impairment.

          (e) Notices. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, the Corporation shall mail to each holder of Preferred Stock at least thirty (30) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution. In the event of any proposal by the Corporation to take any action that would result in any liquidation or deemed liquidation of the Corporation, the Corporation shall mail to each holder of Series A Preferred at least twenty (20) days prior to the date of such proposed transaction a notice specifying the proposed date of such transaction. Any notice required by the provisions of this designation to be given to the holders of shares of Series A Preferred shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at its address appearing on the books of the Corporation. If the mailing address of any holder of Series A Preferred is outside of the United States, a copy of any notice to be sent pursuant to this Section shall be sent to such holder by telecopy or telex (with confirmation of receipt) and shall be deemed given upon transmission and any notices deposited in the mail shall be sent by registered airmail.

          (f) Issue Taxes. The Corporation shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or

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delivery of shares of Common Stock on conversion of shares of Series A Preferred pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

          (g) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging its best efforts to obtain the requisite stockholder approval of any necessary amendment to this designation.

          (h) Fractional Shares. No fractional shares shall be issued upon the conversion of any share or shares of Series A Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors of the Corporation).

     6. Issuance of Certificates. The Board of Directors shall have the authority to issue shares of the capital stock of this Corporation and the certificates therefore subject to such transfer restrictions and other limitations as it may deem necessary to promote compliance with applicable federal and state securities laws, and to regulate the transfer thereof in such manner as may be calculated to promote such compliance or to further any other reasonable purpose.

     7. No Preemptive Rights. Except as provided in Section 5 hereof, no holder of the Series A Preferred shall be entitled as of right to subscribe for, purchase or receive any part of any new or additional shares of any class, whether now or hereinafter authorized, or of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class, but all such new or additional shares of any class or bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares may be issued and disposed of by the Board of Directors on such terms and for such consideration (to the extent permitted by law), and to such person or persons as the Board of Directors in their absolute discretion may deem advisable.

     8. Legends. Any certificate evidencing the Series A Preferred Stock and the securities issued upon conversion of the Series A Preferred Stock shall bear legends in substantially the following form:

     "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER FEDERAL OR STATE SECURITIES LAWS

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     AND MAY NOT BE OFFERED OR SOLD, OR TRANSFERRED FOR VALUE WITHOUT
     EITHER REGISTRATION UNDER THOSE LAWS OR THE FURNISHING OF AN OPINION OF COUNSEL SATISFACTORY TO COUNSEL FOR THE COMPANY THAT TO DO SO WOULD NOT VIOLATE THE REGISTRATION PROVISIONS OF SUCH LAWS."

     IN WITNESS, the undersigned Chairman of the Board and the Secretary of this Corporation have executed these Articles of Amendment, this 10th day of January, 2005.

ALTERNATIVE CONSTRUCTION COMPANY, INC             Attest:


By:  /s/ Michael W. Hawkins                       By:  /s/ Thomas G. Amon
     -----------------------------                     -------------------------
     Name:  Michael W. Hawkins                         Name:  Thomas G. Amon
     Title: Chairman of the Board                      Title: Secretary

STATE OF FLORIDA

COUNTY OF BREVARD

BEFORE ME, a notary public authorized to take acknowledgments in the state and county set forth above personally appeared Michael W. Hawkins who is personally known to me_or who produced [ILLEGIBLE] as identification and is known to me to be the person who executed the foregoing Articles of Amendment, and he acknowledged before me that he executed these Articles of Amendment.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal, in the state and county aforesaid, this 10th day of January, 2005.


/s/ Suzanne Y. Morrissette                            [SEAL]
----------------------------------------              SUZANNE Y. MORRISSETTE
Notary Public, State of Florida at Large              Commission #DD217520
My Commission Expires: 6/28/07                        Expires: Jun 28, 2007
                                                             Bonded Thru
                                                      Atlantic Bonding Co., Inc.

STATE OF FLORIDA

COUNTY OF New york

BEFORE ME, a notary public authorized to take acknowledgments in the stale and county set forth above, personally appeared Thomas G. Amon, who is personally known to me_or who produced [ILLEGIBLE] as identification and is known to me to be the person who executed the foregoing Articles of Amendment, and he acknowledged before me that he executed these Articles of Amendment.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal, in the state and county aforesaid, this 12th January, 2005.

[ILLEGIBLE]
----------------------------------------
Notary Public, State of Florida at Large
My Commission Expires:___________

        HARRY H. WISE III
 NOTARY PUBLIC-STATE OF NEW YORK
         No. 02W16106451
 Qualified in New York County
Commission Expires March 01, 2008

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                           [LOGO OF STATE OF FLORIDA]

I certify from the records of this office that ALTERNATIVE CONSTRUCTION COMPANY, INC., is a corporation organized under the laws of the State of Florida, filed on October 26, 2004.

The document number of this corporation is P04000147449.

I further certify that said corporation has paid all fees due this office through December 31, 2004, and its status is active.

I further certify that said corporation has not filed Articles of Dissolution.


[SEAL] Given under my hand and the Great Seal of the State of Florida at Tallahassee, the Capitol, this the Twenty-eighth day of January, 2005


                                                /s/ Blenda E.Hood
                                                  Blenda E.Hood
                                               Secretary of State